Exhibit 99.2

Osprey Technology Acquisition Corp. Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

Philadelphia, PA / November 13, 2019 – Osprey Technology Acquisition Corp. (NYSE: SFTW.U) (the “Company”), a technology-focused special purpose acquisition entity formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of the issuance of an additional 4,125,000 units pursuant to the full exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $41,250,000 to the Company and bringing the total gross proceeds of the initial public offering to $316,250,000.

The Company’s units are listed on the New York Stock Exchange (the “NYSE”) and began trading under the ticker symbol “SFTW.U” on November 1, 2019. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Class A common stock at a price of $11.50 per share. Only whole warrants will trade and be exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “SFTW” and “SFTW.WS,” respectively.

Credit Suisse Securities (USA) LLC served as the sole book-running manager and I-Bankers Securities, Inc. served as co-manager for the offering. This offering was made by means of a prospectus, copies of which may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, NY10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission on October 31, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements.”. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Jeffrey F. Brotman

Chief Financial Officer, Chief Legal Officer and Secretary

Osprey Technology Acquisition Corp.

(212) 920-1345